Exhibit 4.2

EXECUTION VERSION

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED TRUST AGREEMENT, dated as of December 18, 2025 (this “Agreement”), is entered into between: (i) Discover Funding LLC, a Delaware limited liability company, as beneficiary (“Discover Funding”), and (ii) WILMINGTON TRUST COMPANY, a Delaware corporation with trust powers, as owner trustee for DISCOVER CARD EXECUTION NOTE TRUST (in such capacity, the “Owner Trustee”).

RECITALS

WHEREAS, Discover Funding and the Owner Trustee are parties to the Second Amended and Restated Trust Agreement, dated as of May 18, 2025 (the “Amended and Restated Trust Agreement”); and

WHEREAS, the parties hereto desire to effect certain amendments to the Amended and Restated Trust Agreement pursuant to Section 9.01(a) of the Amended and Restated Trust Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Amended and Restated Trust Agreement, as amended hereby.

SECTION 2. AMENDMENTS.

2.1    Amendments to Article II.

Article II shall be and hereby is amended by deleting Section 2.03 in its entirety and substituting in lieu thereof the following as new Section 2.03:

Section 2.03. Purposes and Powers; Trust to Operate as a Limited Purpose Entity.

(a)  The purpose of the Note Issuance Trust is to engage solely in a program of receiving transfers of assets comprising the Trust Estate, owning the Trust Estate, issuing Notes under the Indenture and related activities. Without limiting the generality of the foregoing, the Note Issuance Trust may and shall have the power and authority to:

(i)  accept transfers of any assets comprising all or a portion of the Trust Estate and hold the Trust Estate;

(ii)   from time to time, (A) in connection with its issuance of Notes, enter into the Indenture, any Indenture Supplement thereto, and any Terms Document thereto, and grant a security interest in the Trust Estate and grant a security interest in collateral accounts, collections accounts, funding accounts, reserve accounts, payment accounts and other trust accounts established under the Indenture and (B) in connection with a Defeasance (as defined in the Indenture) of any such Notes, enter into any related agreement and grant a security interest in any related Defeasance Collateral (as defined in the Indenture) and execute and deliver such termination statements, reassignments and such other instruments of satisfaction and discharge as may be necessary, and pay, assign, transfer and deliver any assets or collateral included in the Trust Estate in exchange for such Defeasance Collateral, in each case consistent with the direction of the Beneficiary or, with the consent of the Beneficiary, any Master Trust servicer;

(iii)   from time to time authorize and approve the issuance of, and issue, Series, Classes or Tranches of Notes pursuant to the Indenture without limitation to aggregate amounts, the terms of which shall be determined by the Beneficiary, together with any registration statements, underwriting or similar agreements, prospectuses, offering memoranda or other documents necessary to permit the offering and sale of such notes on terms and conditions approved by the Beneficiary or the qualification of the Indenture under applicable law;

(iv)   from time to time receive payments and proceeds with respect to the Trust Estate and the Indenture and either invest or distribute those payments and proceeds, in each case as required by the terms of this Agreement and the Indenture;

(v)    from time to time make deposits to and withdrawals from collateral accounts, collections accounts, funding accounts, reserve accounts, payment accounts and other trust accounts established under the Indenture;

(vi)    from time to time make and receive payments pursuant to derivative agreements, supplemental credit enhancement agreements and supplemental liquidity agreements;

(vii)   from time to time make payments on the Notes;

(viii)    from time to time accept transfers of additional collateral to be included in the Trust Estate;

(ix)   from time to time perform such obligations and exercise and enforce such rights and pursue such remedies as may be appropriate by virtue of the Note Issuance Trust being party to any of the agreements contemplated in clauses (i) through (viii) above;

(x)    execute, deliver and perform the Transaction Documents and all other documents, certificates and agreements necessary or incidental in connection therewith (including, without limitation, the documents listed in Section 2.03(b));

(xi)   issue the Trust Certificate to the Beneficiary in accordance with Section 10.01; and

(xii)   subject to compliance with the Transaction Documents, engage in such other related activities as may be required or convenient in connection with conservation of the Trust Estate and the making of payments to the Noteholders and distributions to the Beneficiary.

In connection with any of the foregoing, the Note Issuance Trust may (x) execute and deliver, and/or accept, such instruments, agreements, certificates, UCC financing statements and other documents, and create such security interests, as may be necessary or desirable in connection therewith, and (y) subject to the terms of this Agreement, take such other action as may be necessary or incidental to the foregoing.

(b)   The Note Issuance Trust, and each of the Beneficiary, on behalf of the Note Issuance Trust, and the Owner Trustee, on behalf of the Note Issuance Trust, are hereby authorized and shall have the power to execute and deliver from time to time loan agreements, underwriting agreements, terms agreements, selling agent agreements, purchase agreements, private placement agreements, dealer agreements, issuing and paying agency agreements, swap and other derivative agreements, including performance agreements, indentures, indenture supplements, liquidity facilities, terms documents, notes, security agreements, defeasance agreements and other agreements and instruments as are consistent with the purposes of the Note Issuance Trust. Without limiting the generality of the foregoing, the Note Issuance Trust, and each of the Beneficiary, on behalf of the Note Issuance Trust, and the Owner Trustee, on behalf of the Note Issuance Trust, are specifically authorized to execute and deliver without any further act, vote or approval, and notwithstanding any other provision of this Agreement, the Delaware Statutory Trust Act or other applicable law, rule or regulation, agreements, documents or securities relating to the purposes of the Note Issuance Trust including:

(i)   the Transaction Documents, any defeasance agreement and each Issuer Certificate;

(ii)   the Notes;

(iii)    each interest rate, basis or currency swap, cap, collar, guaranteed investment contract or other derivative agreement, including agreements related thereto, between the Note Issuance Trust and a counterparty to manage interest rate or currency risk relating to the Notes;

(iv)   the Trust Certificate;

(v)    any documents relating to listing securities on the Luxembourg Stock Exchange, the Irish Stock Exchange or another applicable exchange; and

(vi)    any other document necessary or desirable in connection with the fulfillment of the purposes of the Note Issuance Trust described in, and pursuant to, Section 2.03(a).

The authorization set forth in the preceding sentence will not be deemed a restriction on the power and authority of the Beneficiary, on behalf of the Note Issuance Trust, and the Owner Trustee, on behalf of the Note Issuance Trust, to execute and deliver other agreements, documents, instruments and securities or to take other actions on behalf of the Note Issuance Trust in connection with the fulfillment of the purposes of the Note Issuance Trust described in, and pursuant to, Section 2.03(a).

(c)   Each of the Beneficiary, on behalf of the Note Issuance Trust, and the Owner Trustee, at the written direction of the Beneficiary and on behalf of the Note Issuance Trust, is hereby authorized and shall have the power to execute and file any Periodic Filings on behalf of the Note Issuance Trust.

(d)   Each of the Owner Trustee and the Beneficiary, on behalf of the Note Issuance Trust, is authorized to appoint calculation agents, notification agents and other agents (which may be the Beneficiary, the Owner Trustee, the Indenture Trustee or any affiliate thereof) to notify any Master Trust servicer or trustee of issuances of Notes, increases in any collateral certificate, and amounts due under or to be reallocated from or to the Notes, and to make any other determinations with respect to the application of funds under any indenture.

(e)   Each of the Owner Trustee and the Beneficiary will at all times maintain any books, records and accounts of the Note Issuance Trust separate and apart from those of any other Person, and each of the Beneficiary and the Owner Trustee will cause the Note Issuance Trust to hold itself out as being a Person separate and apart from any other Person.

(f)   The Note Issuance Trust will not engage in any business or own any assets unrelated to the purposes of the Note Issuance Trust.

SECTION 3. EFFECTIVENESS. This Agreement shall become effective as of the date first set forth above (and, for the avoidance of doubt, prior to any Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture on or after such date); provided that (i) each of Discover Funding and the Owner Trustee shall have executed and delivered to the other a counterpart of this Agreement, (ii) Discover Funding has satisfied the Rating Agency Condition, (iii) promptly after execution of this Amendment, Discover Funding shall provide written notice of the substance of this Agreement to each Note Rating Agency and the Indenture Trustee, and (iv) the Owner Trustee shall have received an Officer’s Certificate to the effect that all conditions precedent to the execution of this Agreement have been satisfied.

SECTION 4. BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) this Agreement shall be a part of the Amended and Restated Trust Agreement and (ii) each reference in the Amended and Restated Trust Agreement to “this Agreement”, “this Amendment”, “hereof”, “hereunder” or words of like import, and each reference in any other related document to the Amended and Restated Trust Agreement, shall mean and be a reference to the Amended and Restated Trust Agreement as amended hereby.

(b)   Except as expressly amended hereby, the Amended and Restated Trust Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.   [RESERVED].

SECTION 6.   NO PETITION. The Owner Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Note Issuance Trust or any applicable Master Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy law and it will not directly or indirectly institute or cause to be instituted against the Note Issuance Trust or any applicable Master Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided that the foregoing shall not in any way limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Note Issuance Trust; provided further that nothing contained herein shall prevent or prohibit the Owner Trustee’s rights to file a proof of claim in any such proceeding.

SECTION 7.   MISCELLANEOUS. (a) THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)    Headings used herein are for convenience of reference only and shall not affect the meaning of this Agreement.

(c)    This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which, when executed, shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DISCOVER FUNDING LLC, as Beneficiary

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President, Treasurer

Amendment No. 1 to

Second Amended and Restated Trust Agreement

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as the Owner Trustee

By:	/s/ Drew H. Davis
Name: Drew H. Davis
Title: Vice President

Amendment No. 1 to

Second Amended and Restated Trust Agreement

Acknowledged and Agreed By:

DISCOVER CARD EXECUTION NOTE TRUST, as Note Issuance Trust

By:	Discover Funding LLC, as Beneficiary on behalf of the Note Issuance Trust

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President, Treasurer

CAPITAL ONE, NATIONAL ASSOCIATION,
as successor by merger to Discover Bank, the predecessor Beneficiary under the Original Trust Agreement

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Treasurer

Amendment No. 1 to

Second Amended and Restated Trust Agreement